                                               Filed Pursuant to Rule 424(B)(3)
                                               File Number 333-45463
PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED MAY 6, 1998)

                                 $100,000,000
                                  P-COM, INC.
                4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                     INTEREST PAYABLE MAY 1 AND NOVEMBER 1
                          AND SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF

  This Prospectus Supplement (this "Supplement") relates to $100,000,000 aggregate principal amount of 4 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of P-Com, Inc., a Delaware corporation (together with its subsidiaries, "P-Com" or the "Company"), and the shares of common stock, par value of $.0001 per share, of the Company (the "Common Stock") which are issuable upon conversion of the Notes (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were originally issued in a private placement consummated in November 1997. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 6, 1998, as amended and supplemented to date (the "Prospectus"). All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                            SELLING SECURITYHOLDERS

  The following table sets forth the principal amount of Notes owned by certain Selling Securityholder(s) who were not specifically identified in the Prospectus and the number of Shares into which such Notes are convertible. The table of Selling Securityholders in the Prospectus is hereby amended to include the following Selling Securityholders:

                                                                    NUMBER OF
                                                                    SHARES OF
                                   AGGREGATE PRINCIPLE PERCENT OF  COMMON STOCK
                                     AMOUNT OF NOTES      NOTES      THAT MAY
BENEFICIAL HOLDER                   THAT MAY BE SOLD   OUTSTANDING  BE SOLD(1)
-----------------                  ------------------- ----------- ------------
Citizens Security Life Insurance
 Company..........................       250,000             *        9,104

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*  Less than 1%
(1) Assumes a conversion price of $27.46 per share and a cash payment in lieu of any fractional share interest.

  The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 1, 1998.